Exhibit 99.1

For Immediate Release	News Release

Contacts:

Bill Smith or Dean Johnson

The Aristotle Corporation
Phone: (203) 358-8000 or (920) 563-2446
Fax: (203) 358-0179 or (920) 563-0234

wsmith@ihc-geneve.com

int@enasco.com

The Aristotle Corporation Announces Calendar 2006 Results

Stamford, CT, April 2, 2007 - The Aristotle Corporation (NASDAQ: ARTL; ARTLP) announced today its results of operations for the quarter and calendar year ended December 31, 2006.

Results for Quarter and Calendar Year ended December 31, 2006

For the calendar year ended December 31, 2006, net sales increased 7.5% to $203.0 million from $188.8 million for the calendar year ended December 31, 2005, and earnings before income taxes increased 13.3% to $30.8 million from $27.2 million. For the quarter ended December 31, 2006, net sales increased 8.6% to $41.5 million from $38.2 million for the quarter ended December 31, 2005, and earnings before income taxes declined 3.0% to $3.9 million from $4.1 million. Earnings before income taxes for the quarter and calendar year ended December 31, 2006 were unfavorably impacted by approximately $1.0 million of pension expense principally incurred as a result of a partial settlement of benefit obligations in 2006.

Net earnings applicable to common stockholders for the calendar year ended December 31, 2006 were $15.2 million, or $.87 per diluted common share (including $5.5 million, or $.31 per diluted common share, related to the reversal of the valuation allowance that had previously been recorded for Federal net operating tax loss carryforwards ("NOLs")), compared to $9.2 million, or $.53 per diluted common share (including $1.2 million, or $.07 per diluted common share, related to the utilization of NOLs), for the calendar year ended December 31, 2005. Net earnings applicable to common stockholders for the quarter ended December 31, 2006 were $4.5 million, or $.26 per diluted common share (including $4.7 million, or $.27 per diluted common share, related to the utilization of NOLs), versus $1.5 million, or $.09 per diluted common share (including $1.2 million, or $.07 per diluted common share, related to the utilization of NOLs), for the quarter ended December 31, 2005. In the quarter ended December 31, 2006, the Company entered into certain transactions which resulted in taxable income and the utilization of NOLs.

The reported net earnings are shown after deduction for Federal, state and foreign income tax provisions. Approximately $6.3 million and $1.0 million in deferred income tax expense in the quarters ended December 31, 2006 and 2005, respectively, relate to the non-cash charge for utilization of NOLs. For the calendar years ended December 31, 2006 and 2005, respectively, $14.2 million and $8.0 million of the reported deferred income tax expense relate to current year NOL utilization. The NOL utilization for the reported quarters and calendar year periods substantially eliminated Aristotle's current Federal income tax liability and allowed Aristotle to retain for other business purposes the cash that would have been used for tax payments. Although certain NOLs expired at December 31, 2006, deferred tax assets reported at that date include approximately $1.3 million related to NOLs which the Company will utilize in 2007.

Steven B. Lapin, Aristotle's President and Chief Operating Officer, stated, "The Company is proud to report that net revenues surpassed the $200 million mark for calendar year 2006, a record total since the Aristotle/Nasco merger in June 2002. While acquisitions of complementary business units have aided this achievement, Aristotle continues to increase revenues through its fundamental educational and commercial lines. Net revenues for calendar year 2006 reflect 7.5% organic growth from 2005, as the Company did not add new business units from the prior period."

Dean Johnson, Aristotle's Chief Financial Officer, added, "For calendar year 2005, the Company's EBITDA margin, as a financial performance measurement, reflected an impressive 15.8% of net revenues. Therefore, Aristotle is delighted to report that its calendar year 2006 EBITDA margin reached an exceptional 16.1% of net revenues. Management believes that the combination of revenue and EBITDA margin growth is a clear measure of the Company's success in providing unsurpassed products and services to its customers through business practices designed to yield value for all shareholders."

In providing EBITDA information, Aristotle offers a non-GAAP financial measure to complement its condensed consolidated financial statements presented in accordance with GAAP. This non-GAAP financial measure is intended to supplement the reader’s overall understanding of the Company’s current financial performance. However, this non-GAAP financial measure is not intended to supercede or replace Aristotle’s GAAP results. A reconciliation of the non-GAAP results to the GAAP results is provided in the “Reconciliation of GAAP Net Earnings to EBITDA” schedule below. EBITDA is defined as earnings before income taxes, interest expense, other income and expense, depreciation and amortization.

About Aristotle

The Aristotle Corporation, founded in 1986, and headquartered in Stamford, CT, is a leading manufacturer and global distributor of educational, health, medical technology and agricultural products. A selection of over 80,000 items is offered, primarily through more than 45 separate catalogs carrying the brand of Nasco (founded in 1941), as well as those bearing the brands of Life/Form®, Whirl-Pak®, Simulaids, Triarco, Spectrum Educational Supplies, Hubbard Scientific, Scott Resources, Haan Crafts, To-Sew, CPR Prompt®, Ginsberg Scientific and Summit Learning. Products include educational materials and supplies for substantially all K-12 curricula, molded plastics, biological materials, medical simulators, health care products and items for the agricultural, senior care and food industries. Aristotle has approximately 850 full-time employees at its operations in Fort Atkinson, WI, Modesto, CA, Fort Collins, CO, Plymouth, MN, Saugerties, NY, Chippewa Falls, WI, Otterbein, IN and Newmarket, Ontario, Canada.

There are approximately 17.3 million shares outstanding of Aristotle common stock (NASDAQ: ARTL) and approximately 1.1 million shares outstanding of 11%, cumulative, convertible, voting Series I preferred stock (NASDAQ: ARTLP); there are also approximately 11.0 million privately-held shares outstanding of 12%, cumulative, non-convertible, non-voting Series J preferred stock. Aristotle has about 4,000 stockholders of record.

Further information about Aristotle can be obtained on its website, at www.aristotlecorp.net.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

To the extent that any of the statements contained in this release are forward-looking, such statements are based on current expectations that involve a number of uncertainties and risks that could cause actual results to differ materially from those projected or suggested in such forward-looking statements. Aristotle cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: (i) the ability of Aristotle to obtain financing and additional capital to fund its business strategy on acceptable terms, if at all; (ii) the ability of Aristotle on a timely basis to find, prudently negotiate and consummate additional acquisitions; (iii) the ability of Aristotle to manage any to-be acquired businesses; (iv) there is not an active trading market for the Company’s securities and the stock prices thereof are highly volatile, due in part to the relatively small percentage of the Company’s securities which is not held by the Company’s majority stockholder and members of the Company’s Board of Directors and management; (v) the ability of Aristotle to retain and utilize its Federal net operating tax loss carryforward position and other deferred tax positions; and (vi) other factors identified in Item 1A, Risk Factors, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. As a result, Aristotle’s future development efforts involve a high degree of risk. For further information, please see Aristotle’s filings with the Securities and Exchange Commission, including its Forms 10-K 10-K/A, 10-Q and 8-K.

THE ARISTOTLE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Net sales	$41,490	38,210	202,978	188,769
Cost of sales	25,739	23,374	125,906	117,219
Gross profit	15,751	14,836	77,072	71,550

Selling and administrative expense	11,951	10,772	46,392	43,620
Earnings from operations	3,800	4,064	30,680	27,930

Other (expense) income:
Interest expense	(287)	(347)	(1,648)	(1,369)
Interest income	24	11	44	34
Other, net	402	334	1,737	593
	139	(2)	133	(742)
Earnings before income taxes	3,939	4,062	30,813	27,188

Income tax expense (benefit):
Current	1,450	161	4,420	2,447
Deferred	(4,158)	219	2,592	6,884
	(2,708)	380	7,012	9,331
Net earnings	6,647	3,682	23,801	17,857

Preferred dividends	2,159	2,159	8,635	8,635
Net earnings applicable to common stockholders	$4,488	1,523	15,166	9,222

Earnings per common share:
Basic	$.26	.09	.88	.54
Diluted	$.26	.09	.87	.53

Weighted average common shares outstanding:
Basic	17,268,758	17,207,115	17,263,675	17,167,769
Diluted	17,518,302	17,437,124	17,508,631	17,393,966

RECONCILIATION OF GAAP NET EARNINGS TO EBITDA

(in thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Net earnings	$6,647	3,682	23,801	17,857
Add:
Income tax expense (benefit)	(2,708)	380	7,012	9,331
Interest expense	287	347	1,648	1,369
Other (income) expense	(426)	(345)	(1,781)	(627)
Depreciation and amortization	499	458	1,905	1,820
EBITDA	$4,299	4,522	32,585	29,750

THE ARISTOTLE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

Assets	December 31, 2006	December 31, 2005

Current assets:
Cash and cash equivalents Investments	$5,814 14,586	1,803 12,856
Accounts receivable, net	15,458	14,530
Inventories, net	37,487	35,579
Prepaid expenses and other	8,123	8,026
Deferred income taxes	4,051	11,279
Total current assets	85,519	84,073

Property, plant and equipment, net	25,426	22,361

Goodwill	13,860	13,799
Deferred income taxes	8,188	2,712
Other assets	328	408
Total assets	$133,321	123,353

Liabilities and Stockholders' Equity
Current liabilities:
Current installments of long-term debt	$287	606
Trade accounts payable	9,440	9,013
Accrued expenses	6,729	5,736
Income taxes	1,478	185
Accrued dividends payable	2,159	2,159
Total current liabilities	20,093	17,699

Long-term debt, less current installments	11,985	24,350
Long-term pension obligations	4,469	858
Other long-term accruals	2,383	-
Total liabilities	38,930	42,907

Stockholders' equity:
Preferred stock, Series I	6,601	6,601
Preferred stock, Series J	65,760	65,760
Common stock	172	172
Additional paid-in capital	3,106	3,119
Retained earnings	20,057	4,891
Accumulated other comprehensive loss	(1,305)	(97)
Total stockholders' equity	94,391	80,446
Total liabilities and stockholders' equity	$133,321	123,353